Exhibit 15.2

[TransAsia Lawyers Letterhead]

Weibo Corporation

7/F, Shuohuang Development Plaza

No. 6 Caihefang Road, Haidian District

Beijing 100080

People’s Republic of China

April 28, 2015

We hereby consent to references to our name under the heading “Item 4.B. Information on the Company—Business Overview—Regulation” and “Item 4.C. Information on the Company—Organizational Structure—Contractual Arrangements with Weimeng” in Weibo Corporation’s annual report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-199022) pertaining to Weibo Corporation’s 2010 Share Incentive Plan and 2014 Share Incentive Plan, of the summary of our opinion under the heading “Item 4.B. Information on the Company—Business Overview—Regulation” and “Item 4.C. Information on the Company—Organizational Structure—Contractual Arrangements with Weimeng” in the Annual Report. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

/s/ TransAsia Lawyers
TransAsia Lawyers